Exhibit 99.1

Co-Diagnostics, Inc. Signs Agreement to Acquire all Assets and Intellectual Property Related to At-Home/Point-of-Care Platform

Definitive merger agreements provide the Company with all existing and future assets, future product iterations, and intellectual property rights of the platform, creating a fully integrated product line and streamlining commercialization

Salt Lake City, Utah – December 22, 2021 – Co-Diagnostics, Inc. (Nasdaq: CODX) (the “Company”), a molecular diagnostics company with a unique, patented platform for the development of molecular diagnostic tests, announced today that it has entered into definitive agreements with each of Idaho Molecular Inc. and Advanced Conceptions, Inc., pursuant to which each of them will become wholly owned subsidiaries of Co-Dx. Co-Dx has been working with Idaho Molecular and Advanced Conceptions on the development of Co-Diagnostics’ upcoming at-home/point-of-care diagnostic device. The transactions will provide the Company with all existing and future assets and intellectual property related to the platform.

The Company expects that the acquisition will streamline the commercialization of the Eikon™ platform and YourTest™ PCR device as it nears completion and prepares for a market release with an easy-to-use sample-to-result COVID-19 test. Terms of the agreement include issuance of nearly 4.72 million shares of the Company’s stock, including those shares provided as incentives to encourage efficient and timely completion of development and manufacturing milestones, plus additional common warrants totaling 465,000. The Company expects the agreements to close prior to end of the year 2021.

Per the terms of the agreements, Dr. Kirk Ririe and Dr. Carl Wittwer, both pioneers of rapid and real-time PCR who have launched a series of PCR instruments in use worldwide, and key personnel in the platform’s development to date, will respectively become president of the wholly owned subsidiary and Chairman of the Company’s Scientific Advisory Board.

Dwight Egan, CEO of Co-Diagnostics, remarked, “For nearly a year now we have had the honor of working with some of the greatest minds in PCR device development, and we are pleased to be able to announce that with this merger they will become part of the Co-Dx family. We believe that this acquisition immediately increases the Company’s value and will allow for greater efficiency when developing future product iterations and as we begin principle and large-scale manufacturing of the device and initial COVID-19 test, all with the additional financial benefit of allowing commercialization of these groundbreaking products without royalties or restrictions.”

The YourTest PCR device has been designed with highly specialized optics to accommodate multiplexed assays as the Company expands its suite of Eikon products to include additional respiratory and other infectious diseases utilizing the Company’s patented CoPrimer™ technology. The affordable single-use YourTest PCR COVID-19 test cartridges, being designed to work with either saliva or nasal swab samples, would be analyzed in the reusable device with results displayed on users’ smartphones, pairing gold-standard PCR results with the affordability and speed of less accurate testing platforms.

“The infectious disease testing landscape has shifted dramatically in the past 2 years, especially as it relates to COVID-19,” continued Mr. Egan, “and we have long maintained that regular, efficient, affordable PCR tests at the point-of-care and especially in at-home settings is the only way to truly operationalize testing to the extent necessary to allow for a high quality of life in this changed world. Our strategy going forward is focused on making this next-generation healthcare solution available worldwide. We believe that this acquisition provides the best opportunity to realize the full potential of the Eikon platform, and the Company as a whole. This business combination gives us the talent and technology to build on the foundation we have already established and propels us forward as the world traverses from centralized healthcare to more efficient and cost effective at-home and point-of-care business models.”

The YourTest PCR device has not been reviewed by the FDA and is not available for sale.

About Co-Diagnostics, Inc.:

Co-Diagnostics, Inc., a Utah corporation, is a molecular diagnostics company that develops, manufactures and markets state-of-the-art diagnostics technology. The Company’s technology is utilized for tests that are designed using the detection and/or analysis of nucleic acid molecules (DNA or RNA). The Company also uses its proprietary technology to design specific tests to locate genetic markers for use in industries other than infectious disease and license the use of those tests to specific customers.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA) that are subject to a number of risks and uncertainties. Risks and uncertainties that may cause such differences include, among other things: closing of the transactions with Idaho Molecular and Advanced Conceptions may be delayed or not occur at all; integration of Idaho Molecular and Advanced Conceptions may be slower or more difficult than anticipated resulting in a delay in development of the product; development and regulatory approval of the YourTestTM PCR device may be delayed by circumstances beyond our control leading to a later, if ever, product commercial launch; our products may not prove to be as effective as other products currently being commercialized or to be commercialized in the future by competitors; risks inherent in manufacturing and scaling up to commercial quantities while maintaining quality controls; the uncertainties inherent in new product development, including the cost and time required to gain regulatory clearance for such product and to commercialize such product(s);and, market acceptance of our products once commercialized. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations, and beliefs. There can be no assurance that any of the anticipated results will occur on a timely basis or at all due to certain risks and uncertainties, a discussion of which can be found in the Risk Factors disclosure in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 25, 2021, and in our other filings with the SEC. The Company does not undertake any obligation to update any forward-looking statement relating to matters discussed in this press release, except as may be required by applicable securities laws.

Company Contact:	Media Contact:
Andrew Benson	McKenzie Cloutier
Head of Investor Relations	Coltrin & Associates, Inc
+1.801.438.1036	+1.212.221.1616
investors@codiagnostics.com	mckenzie_cloutier@coltrin.com